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CUSIP 487-736-AA8

                          KELLEY OIL & GAS CORPORATION

                             OFFER TO PURCHASE ITS
              8 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
               FOR $590 PER $1,000 PRINCIPAL AMOUNT OF DEBENTURES
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 19, 1999

THE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SATURDAY, MAY 15, 1999 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER FOR THEIR DEBENTURES TO BE PURCHASED PURSUANT TO THIS OFFER. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

TO OUR CLIENTS:

     Enclosed for your consideration is an Offer to Purchase dated April 19, 1999 (the "Offer to Purchase") and a Letter of Transmittal (which together constitute the "Offer") relating to the offer by Kelley Oil & Gas Corporation (the "Issuer") to purchase its 8 1/2% Convertible Subordinated Debentures due 2000 (the "Debentures") for $590 per $1,000 principal amount of Debentures. Debentures may be tendered in whole or in part in integral multiples of $1,000.

     The enclosed material is being forwarded to you as the beneficial owner of Debentures held by us for your account at benefit but not registered in your name. A tender of any Debentures may only be made by us as the registered Holder pursuant to your instructions. Therefore, the Issuer urges beneficial owners of Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to tender Debentures in the Offer.

     Accordingly, we request instructions as to whether you wish us to tender any or all such Debentures held by us for your account or benefit, pursuant to the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal. We urge you to read carefully the Offer to Purchase and Letter of Transmittal before instructing us to tender your Debentures.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Debentures on your behalf in accordance with the provisions of the Offer. The Offer expires at 12:01 a.m., New York City time, on Saturday, May 15, 1999, unless extended. The term "Expiration Date" shall mean 12:01 a.m., New York City time, on Saturday, May 15, 1999, unless the Offer is extended as provided in the Offer to Purchase, in which case the term "Expiration Date" shall mean the latest date and time to which the Offer is extended. A tender of Debentures may be withdrawn at any time prior to 12:01 a.m., New York City time, on the Expiration Date.
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Your attention is directed to the following:

     1. The Offer is for the tender of $1,000 principal amount of Debentures for $590 for each $1,000 principal amount of Debentures. $26.9 million aggregate principal amount of Debentures was outstanding as of April 19, 1999.

     2. The Offer is subject to certain conditions. See "The Offer--Certain Conditions of the Offer" in the Offer to Purchase.

     3. The Offer and withdrawal rights will expire at 12:01 a.m., New York City time, on Saturday, May 15, 1999, unless extended.

     4. The Issuer has agreed to pay certain expenses of the Offer. Any transfer taxes incident to the transfer of Debentures from the tendering Holder to the Issuer will be paid by the Issuer, except as provided in the Offer to Purchase and the Letter of Transmittal. See "Fees and Expenses" in the Offer to Purchase.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of Holders of Debentures, residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     If you wish us to tender any or all of your Debentures held by us for your account or benefit, please do instruct us by completing, executing and returning to us the attached instruction form. THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT BE USED BY YOU TO EXCHANGE DEBENTURES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT OR BENEFIT.

     THIS MATERIAL RELATING TO THE OFFER IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF DEBENTURES CARRIED BY US FOR YOUR ACCOUNT OR BENEFIT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF ANY SUCH DEBENTURES WITH RESPECT THERETO CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DEBENTURES WITH RESPECT TO SUCH DEBENTURES, HELD BY US FOR YOUR ACCOUNT.

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                                  INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of Kelley Oil & Gas Corporation.

     This will instruct you to tender for exchange the aggregate principal amount of Debentures indicated below (or, if no aggregate principal amount is indicated below, all Debentures) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

            Aggregate Principal Amount of Debentures to be tendered:

                           $________________________*

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Debentures in the space above, all Debentures held by you for my (our) account will be tendered.

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                            Signature(s)

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                            Capacity (full title) if signing in a
                            fiduciary or representative capacity

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                            Name(s) and address, including zip code

                            Date:

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                            Area Code and Telephone Number

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                            Taxpayer Identification or Social Security No.

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